EXHIBIT 16


[MYRIENT LOGO]                                                PRESS RELEASE


MYRIENT(TM)Reaches Agreement With William J. Kettle and Adela Maria Kettle DISPUTES PENDING IN THE SUPERIOR COURT OF CALIFORNIA FOR THE COUNTY OF ORANGE - CENTRAL JUSTICE CENTER HAVE BEEN SETTLED OUT OF COURT.

ALISO VIEJO, California, August 21, 2001 -- Myrient (OTC: MYNT) a single source Managed Service Provider (MSP) and William J. Kettle and Adela M. Kettle, today jointly announce that they have reached an agreement settling all litigation pending between them. As a result, there are no further disputes pending between the parties. Mr. Kettle will receive 5,000,000 freely tradable shares of common stock issued by the Company subject to an ongoing contractual sale restriction. Kettle will not vote these shares so long as he owns them. In return, Kettle will cancel the total secured note payable and accrued interest of approximately $2.2 million. The settlement is in the best interest of both parties and will avoid further cost and expense associated with protracted litigation. The parties wish each other well in the future.

About Myrient(TM)

Myrient (OTC: MYNT) is a single source Managed Service Provider (MSP) specializing in Private Networking, Broadband Connectivity, Internet and Intranet based Web Hosting, Managed Storage Solutions, Hosted Application Services, Intelligent Routing and Content Delivery Services, Network and Systems Management, and Professional Services. Myrient's experience in deploying private networking solutions has resulted in our patent pending proprietary REAL PRIVATE NETWORK(TM) (RPN) (TM) technology. Myrient enables customers to outsource all of their communications needs, while ensuring the highest level of security and reliability. Our solutions offer unparalleled value through our proprietary network design and enabling technologies, which efficiently leverage our partners' network capacity.
###
"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release may be forward-looking statements subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed in the company's SEC reports. The company assumes no obligation to update the information in this release.

Company Contact:
Investor Relations
Myrient(TM), Inc.
(949) 330-6500
(949) 349-1032 fax
investor@Myrient.net
--------------------
www.Myrient.net
---------------